UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF  REGISTRATION  UNDER SECTION
         12(g)  OF  THE   SECURITIES   EXCHANGE  ACT  OF  1934  OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER  SECTIONS 13 AND
                15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number                    0-14998

                            TRAVEL PORTS OF AMERICA, INC.
               (Exact Name of Registrant as Specified in Charter)

   3495 Winton Place, Building C, Rochester, New York 14623    (716) 272-1810
       (Address, Including Zip Code, and Telephone Number, Including Area
          Code, of Registrant's Principal Executive Offices)

                    Common Stock, par value $.01 per share
           (Title of Each Class of Securities Covered by This Form)

                                      None
           (Title of All Other Classes of Securities for Which a Duty to
                File Reports Under Section 13(a) or 15(d) Remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   __X__           Rule 12h-3(b)(1)(i)   _____
   Rule 12g-4(a)(1)(ii)  _____           Rule 12h-3(b)(1)(ii)  _____
   Rule 12g-4(a)(2)(i)   _____           Rule 12h-3(b)(2)(i)   _____
   Rule 12g-4(a)(2)(ii)  _____           Rule 12h-3(b)(2)(ii)  _____
                                         Rule 15d-6            _____

Approximate number of holders of record as of the certification or
notice date:                    1
                          --------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Travel Ports of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    June  16 , 1999           By:   /s/ Edwin P. Kuhn
         ---------------                 ----------------------------------
                                         Edwin P. Kuhn
                                         President and Chief Executive Officer